Exhibit 99.1

FHLBank Topeka Welcomes New CFO

FHLBank Topeka is pleased to announce a new chief financial officer will start April 1. Jeffrey B. Kuzbel will fill the role that has been open since July 2020.

Jeff was selected as part of a nationwide search for the position. He most recently worked for Capital One Financial in McLean, Virginia, as its Libor transition executive leading the enterprise-wide program and has held senior roles in Treasury and Balance Sheet Management during his tenure.

“Jeff brings a wealth of knowledge about the industry and the FHLBank System to his new role,” said President and CEO Mark Yardley. “We are confident that his extensive financial market and banking experience will serve our members well.”

Jeff’s experience includes seven years with the Federal Home Loan Bank of Pittsburgh as well as six years with Freddie Mac. He also worked for a private asset management firm and for the Office of Thrift Supervision as a bank examiner. He has both a bachelor’s and master’s degree in business administration from Duquesne University in Pittsburgh, Pennsylvania.

As part of our upcoming annual management conference webinar series, we plan to introduce Jeff at the start of our April 7 session. If you haven’t registered and would like to join us, visit our website.